SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2007

Rockwell Collins, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 7, 2007, we entered into Amendment No. 1 (the “Amendment”) to the $850,000,000 five-year unsecured revolving credit agreement among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Citibank, N.A., as Syndication Agent dated as of May 24, 2005 (the “Agreement”). The Amendment reflects the following changes to the Agreement: (1) an approximate two-year extension, (2) adjustments to the definition of “Shareowners’ Equity” to exclude certain pension obligations from the debt to capital ratio calculation, (3) the addition of options exercisable by the Corporation that are subject to subsequent approval of the Lenders to (a) further extend the term for up to two one-year periods and/or (b) increase the aggregate principal amount up to $1.2 billion, and (4) to lower certain margins on interest rates and to reduce the facility fee rate. Under current favorable market conditions, this Amendment allowed us to increase the term of and potential liquidity available from the credit facility, while offsetting Amendment administrative fees with annual facility fee reductions.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99	Amendment No. 1 dated as of March 7, 2007 to the Five-Year Credit Agreement dated as of May 24, 2005 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.
(Registrant)

Dated: March 13, 2007	By	/s/ Patrick E. Allen
Patrick E. Allen
Senior Vice President
and Chief Financial Officer

1

Exhibit Index

Exhibit Number	Description

99	Amendment No. 1 dated as of March 7, 2007 to the Five-Year Credit Agreement dated as of May 24, 2005 among us, the Banks listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent.

2